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                                                                    Exhibit 23.1


                                    KPMG LLP
                          CERTIFIED PUBLIC ACCOUNTANTS


                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-56987), pertaining to the Employee Stock Purchase Plan and the 1997 Long-Term Equity Incentive Plan of Province Healthcare Company, of our report dated November 20, 1998, except as to Note 7, which is as of December 17, 1998, and Notes 15 and 16, which are as of June 22, 1999, with respect to the financial statements of Glades General Hospital (a division of the Palm Beach County Health Care District), included in this Current Report (Form 8-K/A Amendment No. 1) of Province Healthcare Company dated June 25, 1999.

                                           /s/ KPMG LLP

Miami, Florida
June 25, 1999